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' Exhibit 99.1

ArQule Contacts
David C. Hastings, Chief Financial Officer Jean M. Devine, Director of Investor Relations (781) 994-0300 www.ArQule.com

For Immediate Release:

ARQULE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Conference call and webcast scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., July 24, 2003—ArQule, Inc. (Nasdaq: ARQL), a drug discovery and development company, today reported its results for the second quarter ended June 30, 2003.

For the second quarter, ArQule reported revenues of $15,482,000 compared with $16,231,000 for the same period of 2002. For the second quarter, the Company reported net income of $1,038,000, or $0.04 per share. This compares with a net loss of $4,928,000, or $0.23 per share, for the quarter ended June 30, 2002. Net loss for the second quarter of 2002 included stock-based compensation and amortization of intangibles charges of $480,000 and $843,000, respectively.

Revenues for the six months ended June 30, 2003 were $31,135,000 compared with revenues of $30,199,000 for the first six months of 2002. For the six months ended June 30, 2003, ArQule reported net income of $285,000, or $0.01 per share. This compares with a net loss of $13,304,000, or $0.63 per share, for the six months ended June 30, 2002. Net loss for the first half of 2002 included stock-based compensation and amortization of intangibles charges of $2,190,000 and $1,687,000, respectively.

ArQule ended the second quarter of 2003 with approximately $83 million in cash and marketable securities.

"ArQule's solid achievements during the second quarter reinforce our strategy to transform ArQule into an efficient drug discovery and development company," said Dr. Stephen A. Hill, ArQule's President and Chief Executive Officer. "While pursuing opportunities to expand our pipeline and biological expertise—culminating in last week's announcement regarding the proposed acquisition of Cyclis Pharmaceuticals—we continued to efficiently meet all of our collaborators' expectations. In addition, we progressed our lead internal discovery program involving p38 MAP Kinase."

David C. Hastings, ArQule's Chief Financial Officer, summarized the Company's second quarter, "ArQule's strong financial performance was driven by continued operating efficiencies and tight cost controls. This performance gives ArQule a strategic advantage as we invest in our drug discovery and development programs."

Financial Guidance

As stated in last week's announcement, ArQule anticipates the acquisition of Cyclis Pharmaceuticals will not affect ArQule's previous guidance for revenue and total operating expenses, excluding purchase accounting.

For the year, ArQule still expects revenues to range between $56 and $58 million. The total cost of revenue is expected to range between $37 and $38 million, an improvement from previous guidance of between $40 and $41 million, due to increased operating efficiencies. ArQule now expects total research and development expense to range between $20 and $21 million, an increase from previous guidance of between $17 and $18 million. This reflects the anticipated increase in development spending as ArQule expects to commence Phase I clinical trials with Cyclis' lead compound CO-501 this year, provided the acquisition of Cyclis closes successfully. In addition, ArQule's research and development expense includes the cost of the research scientists expected to join ArQule as a result of the Cyclis acquisition. ArQule's marketing, general and administrative expenses are still expected to range between $10 and $11 million, unchanged from previous guidance. ArQule's net investment income is now expected to range between $500,000 and $600,000, a slight reduction from previous guidance of between $600,000 and $700,000. ArQule's weighted average shares for the year are expected to range between 24.5 and 25 million.

With respect to the purchase accounting for the Cyclis acquisition, ArQule expects to incur a charge of approximately $30 million related to the in-process research and development of Cyclis. This represents substantially all of the purchase price paid and is subject to audit and change depending on the final valuation of the transaction.

ArQule now expects its net loss for 2003 to range from $40 to $42 million. This includes the impact of the estimated in-process research and development charge of approximately $30 million to be recorded at the close of the Cyclis acquisition.

The Cyclis acquisition, which is subject to the approval of the stockholders of Cyclis and to customary closing conditions, is expected to close in August 2003.

ArQule now expects its net use of cash this year to range between $24 and $26 million. This is an increase from previous guidance of a net use of cash of between $12 and $14 million for 2003 and includes payments of substantially all Cyclis' liabilities of between $5 and $6 million and the cash portion of the purchase price of $5 million.

ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and CEO, and David C. Hastings, Vice President and CFO, will lead the call.

Date:	Thursday, July 24, 2003
Time:	9:00 a.m. Eastern Time
Conference Call Numbers:
Toll Free:	(800) 289-0528
Toll:	(913) 981-5522
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 534785.

ArQule, Inc., a recognized leader in small-molecule chemistry, is pursuing a strategy to become an efficient drug discovery and development company. ArQule provides high quality library design and compound production to pharmaceutical collaborators. The Company also is building a discovery portfolio of small-molecule compounds, or Optimal Chemical Entities™ (OCEs™), that possess the best balance of drug-like properties. In addition, ArQule is focused on building a clinical portfolio in oncology and inflammation.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule's operations, development efforts and the business environment, including without limitation: that ArQule may never successfully transform itself into an efficient drug discovery and development company; that ArQule may not be able to successfully close the acquisition of Cyclis in August 2003 or ever; the ability to successfully integrate the acquired technologies and assets; the possibility that anticipated efficiencies resulting from the Cyclis transaction may not be realized; unforeseen circumstances or events relating to the progress of product research and development activities in ArQule's portfolio and projected expenditures relating thereto; that due to the inability to enter into future collaborations with pharmaceutical or biotechnology companies, raise additional funds in uncertain equity markets, or other unforeseen circumstances, ArQule may not be able to commence clinical trials for CO-501 in 2003 or ever; the possibility that ArQule may not be able financially or otherwise to complete clinical trials for CO-501 and may not be able to come to terms on a commercially reasonable out-license or sale of CO-501; that as a result of unforeseen delays ArQule may not be able to identify a p38 MAP Kinase candidate for GLP-toxicology testing by the end of 2003; and, the risks and uncertainties described in ArQule's Form 10-K filed with the Securities and Exchange Commission on March 31, 2003. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward- looking statement except to the extent required by law.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Compound development revenue	$15,482	$15,981	$31,135	$29,233
Compound development revenue—related parties	—	250	—	966

Total revenue	15,482	16,231	31,135	30,199

Costs and expenses:
Cost of revenue	8,857	8,799	18,191	17,075
Research and development	3,567	8,165	8,135	16,371
Marketing, general and administrative	2,169	3,160	4,817	6,824
Stock-based compensation	—	480	—	2,190
Amortization of intangibles	—	843	—	1,687

Total costs and expenses	14,593	21,447	31,143	44,147

Income (loss) from operations	889	(5,216)	(8)	(13,948)
Net investment income	149	288	293	644

Net income (loss)	$1,038	$(4,928)	$285	$(13,304)

Net income (loss) per share:
Basic	$0.04	$(0.23)	$0.01	$(0.63)

Diluted	$0.04	$(0.23)	$0.01	$(0.63)

Weighted average common shares outstanding:
Basic	23,401	21,155	22,541	21,123

Diluted	23,530	21,155	22,630	21,123

Balance sheet data (In thousands):	June 30, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$82,668	$85,626
Working capital	64,656	54,176
Total assets	140,691	145,079
Stockholders' equity	99,329	93,715

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ARQULE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS Conference call and webcast scheduled for today at 9 a.m. Eastern Time
ArQule, Inc. Condensed Statement of Operations (In Thousands, Except Per Share Amounts) (Unaudited)